Form C

Cover Page

Name of issuer:

Sam Lee Laundry LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: CA

Date of organization: 1/2/2015

Physical address of issuer:

644 Broadway, Unit 10
San Francisco CA 94133

Website of issuer:

http://www.thespeakeasysf.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

4.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

No

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☑ Debt
- ☐ Other

If Other, describe the security offered:

Target number of securities to be offered:

200,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $200,000; interests will be sold in increments of $1.

Target offering amount:

$200,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$500,000.00

Deadline to reach the target offering amount:

8/18/2017

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

8

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$1,558,995.00	$559,684.00
Cash & Cash Equivalents:	$45,938.00	$392,970.00
Accounts Receivable:	$265,495.00	$0.00
Short-term Debt:	$267,110.00	$0.00
Long-term Debt:	$1,247,327.00	$0.00
Revenues/Sales:	$762,763.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($1,165,395.00)	$0.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Sam Lee Laundry LLC

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Geoffrey N. Libby	Managing Member	2015
Geoffrey N. Libby	Operations Manager	2015
David L. Gluck	Managing Member	2015
David L. Gluck	General Manager	2015
Nicholas A. Olivero	Managing Member	2015
Nicholas A. Olivero	Creative Director	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Silverwolf Group LLC (David Gluck)	1 Series A Unit	33.33
Geoffrey N. Libby	1 Series A Unit	33.33
Nick A. Olivero	1 Series A Unit	33.33

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Theatrical production is a high-risk industry and ticket sales are very difficult to predict.

The majority of Broadway and off-Broadway commercial theatre productions fail to recoup their production costs. Of the ones that do, many do not realize significant profits. Commercial theatre projects outside of New York are comparably risky. There is no assurance that the Play will be an economic success, even if the Play receives critical acclaim. The success of any previous production of the Play in no way predicts that any subsequent production of the Play will experience similar success. Many factors beyond artistic merit contribute to the success or failure of a theatrical enterprise, including venue location and size, ticket prices, media response, external market factors and marketing activities. The availability of a certain number of tickets for the Play does not mean that the majority of those tickets will be sold. In order to maintain interest in the Play, tickets may be sold below prevailing market prices, which may reduce the profitability of the Company.

Classification of performers as independent contractors may be disallowed by the California Employment Development Department (the "EDD").

In the San Francisco Bay Area, some theatre companies operate under the auspices of one or more contracts with Actors Equity Association, the labor union representing professional actors. Many theatre companies do not operate under such union contracts. It is common practice in this region for non-union theatre companies to classify performers as independent contractors rather than payroll employees. We intend to follow this common industry practice by paying non-unionized performers on an independent contractor basis. We are aware that in recent years, several theatres in the Bay Area have been subject to audit by the California Employment Development Department (EDD), and that some such audits have resulted in letters of determination, fines and penalties related to this practice. In the event that we receive an audit by EDD, we may be required to reclassify non-unionized performers as employees, and this change (as well as possible fines or penalties) could result in a substantial increase in operating costs that could reduce the profitability of the Company.

Our debtholders do not elect the Managing Members and will not have the ability to influence management decisions.

Unlike the holders of common stock in a corporation, our debtholders will have no voting rights on matters affecting our business, and therefore investors will not have the ability to influence decisions regarding our business. Furthermore, if our debtholders are dissatisfied with the performance of our Managing Members, they will have no ability to remove or replace our Managing Members.

Managing Members may decide to close the Play at any time.

The Managing Members have the sole and unconditional right to close the Play and cease operation of Sam Lee Laundry, at any time and for any reason, either before or after the commencement of performances. A decision to close the Play prior to full repayment of loan that is the subject of this investment could result in reduced returns for investors, or investors losing some or all of their investment.

Our investment in venue development will not be recoverable.

A portion of the proceeds raised from this offering may be expended on leasehold improvements and capital equipment that shall immediately become the property of Boxcar Theatre, our producing partner and the leaseholder of the Theater. In the event that we cease operations prior to the full repayment of the loan that is the subject of this investment, debtholders shall not be entitled to liquidate such assets for the purpose of recovering their investments in our company, or for any other purpose.

There is unlikely to be any secondary market for these securities, nor the possibility of capital appreciation.

No market presently exists for resale of these debt securities and it is unlikely that one will develop. Holders of these debt securities may not assign them to another party without the consent of the Managing Members. This offering does not provide a mechanism for revaluation of Sam Lee Laundry, nor for capital appreciation of these debt securities. It is unlikely that the sale, assignment, acquisition or other disposition of these debt securities will result in appreciation of any debtholder's investment. We do not intend to have these debt securities quoted on any OTC Markets platform or listed on any exchange, now or at any point in the future.

These debt securities are unsecured and will be junior to all currently existing borrowing.

Sam Lee Laundry is not pledging any assets as security for the loan that is the subject of this investment, nor is any person or entity providing a guarantee. In addition, Sam Lee Laundry is a co-borrower with Boxcar Theatre on a non-revolving commercial line of credit with California Bank of Commerce (CBC) in the amount of $1,000,000. This CBC loan is secured by the assets of both companies and is personally guaranteed by the managing members. Furthermore, the Company has borrowed $150,000 from one of the managing members, and may in the future borrow additional funds from managing members, or investor members (collectively, "Personal Loans"). In the event of bankruptcy or business failure, the CBC loan shall be senior to all other indebtedness; Personal Loans shall have second priority; and the debt securities that are the subject of this investment shall be third priority. If company assets are insufficient to resolve the CBC loan and all Personal Loans, investors in the debt securities that are the subject of this investment may receive no portion of the proceeds from the liquidation of company assets. In the event that the Company defaults on these debt securities, the debtholders may have no recourse beyond the assets of the Company.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The purpose of this offering is to raise funds for our general business operations, as described in the "use of proceeds" section below.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$200,000**

Use of Proceeds: Finish development of the "Chill Bar" at The Palace Theatre; continue creative development of the play; strengthen the balance sheet by replacing short-term debt and payables with long-term debt.

If we raise: **$500,000**

Use of Proceeds: Finish development of the "Chill Bar" at The Palace Theatre; continue creative development of the play; strengthen the balance sheet by replacing short-term debt and payables with long-term debt; provide cash reserve and working capital.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor will typically be automatically accepted for an investment in the Company within a few minutes. At this point, the Investor will be emailed a pdf version of the Investment Agreement signed by the Investor and the Company, as well as a confirmation of the commitment. This information will also be available on the Investor's "My Investments" screen on the wefunder.com website.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for

transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.

4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. All investments will be in book entry form. This means that the Investor will not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an Investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the Investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the Investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each Investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 480 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 480 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

The company is issuing promissory notes to investors. The principal amount of each note is is the amount invested by the investor. The company will use 2% of its gross revenues to pay back principle on the notes. Each note will be paid back based on its pro rata share of all notes issued in this offering. The company will make interest payments to the investor annually, starting April 1, 2017. The company may prepay principal and interest at any time. The company will continue payments until investors have received 2x their principle investment (the repayment amount).

For investors investing as part of the first 100K of the round, they will receive 2.5x their principle investment as the repayment amount in lieu of the 2x for the portion of their investment that is part of the first 100K.

Upon the occurrence of an event of default (as defined in each note), all unpaid principal, accrued interest and other amounts owing will automatically be immediately due, payable and collectible by the company pursuant to applicable law.

The notes are subordinated with respect to payment to the rights of senior indebtedness holders (as defined in each note). This means that the notes will not be repaid by the company unless and until all senior indebtedness holders have been repaid in full.

The notes do not provide investors with any voting rights in the company.

The form of the notes is provided in Appendix B, Investor Contracts. The form of the notes is Appendix B, Investor Contracts.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

The terms of the notes cannot be amended.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the oneyear period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights

Preferred Stock (list each class in order of preference):			
			Choose
Common Stock			Choose
Other			
Series A Limited Liability Company Interests	1500000	1020000	No
Series B Limited Liability Company Interests	1000000	459551	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

Describe any other rights:

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights in the company, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering). These types of changes could limit the Investor's economic rights by causing the Company to pay off the notes the Investor has purchased before their maturity, thereby reducing the aggregate interest paid on the notes to the Investor.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

No

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, the principal unitholder(s) may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of the principal unitholder(s), and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, the principal unitholder(s) may change the terms of the operating agreement for the Company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The principal unitholder(s) also may force the Company to prepay the promissory notes before their maturity date. The principal unitholder(s) may make changes that affect the tax treatment of the Company in ways that are unfavorable to the Investor but favorable to them. The principal unitholder(s) may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. The principal unitholder(s) may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

Based on the factors described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The value of the promissory notes will be determined by the Company's senior management in accordance with U.S. generally accepted accounting principles. For example, the notes may be valued based on principal plus anticipated Repayment Amount.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the promissory notes will likely hold a minority position in the Company and will have no voting rights in the Company, and thus will be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its management, and the Investor will have no independent right to name or remove an officer or member of the management of the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company.

Issuer Repurchase of Securities/Prepayment of Notes. The Company has the right to repay principal and interest on the promissory notes at any time prior to the maturity date. If the Company repays principal and interest on the notes early, Investor will receive fewer interest payments than expected at purchase.

A sale of the issuer or of assets of the issuer. As a noteholder with no voting rights, the Investor will have no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the management of the Company to manage the Company so as to maximize value for unitholders and ensure full payment of noteholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the management of the Company. If the management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the amount received will be sufficient to repay Investor and other noteholders.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and management of the Company will be guided by their good faith judgment as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

The Company has executed loan documents to be co-borrower, with Boxcar Theatre Inc., on a non-revolving line of credit in the amount of $1,000,000 issued by California Bank of Commerce. The loan terms include: loan origination date of March 1, 2016 and term of 18 months; full amortization over 18 months; interest rate of 6%; interest-only payments for first three months; fixed monthly payment of $10,000 for remainder of loan term; monthly cash collateral deposit of $60,000 for final 15 months of loan term. The Managing Members of the Company, David Gluck, Nick A. Olivero, Geoffrey N. Libby, have all signed as guarantors, as has Speakeasy Rights LLC, an entity under common control of the managing Members. This liability is carried on the Boxcar Theatre Statement of Financial Condition only and does not appear in the financial statements of the Company. As of 4/1/17, the outstanding balance of the loan was $964,560. A copy of the agreement with California Bank of Commerce is included in Appendix E: Material Agreements.

The Company has borrowed $150,000 from one of the Managing Members. The date of this loan is July 28, 2016; interest rate is 7.5%; there is no fixed repayment schedule and unpaid interest is not incorporated into principal. This loan is unsecured.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
5/2015	Regulation D, Rule 505	Priced Round	$1,020,000	General operations
8/2016	Regulation Crowdfunding	Priced Round	$459,551	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

The Company has borrowed $150,000 from one of the Managing Members (David Gluck). The date of this loan is July 28, 2016; interest rate is 7.5%; there is no fixed repayment schedule and unpaid interest is not incorporated into principal. This loan is unsecured.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Overview

The Company was organized in January 2015, and from that date until the end of August 2016, our primary activities were:

(1) Raising funds for the production of the Play; (2) Casting the performers for the Play; (3) Publicizing and promoting the Play; (4) Working with Boxcar Theatre, our producing partner, on design and construction of the venue for the Play; and (5) Preparing for the principal operations of the Company by engaging staff and acquiring equipment and supplies.

Principal operations began in September 2016 and consisted of: (1) continuing the creative development of the Play and the venue; (2) performing and publicizing the Play; (3) casting replacement actors to take over roles when current acting contracts expire; and (4) continuing to raise capital for the Company.

Operating Results

We completed pre-launch activities and opened to the public on September 2, 2016. Between that date and December 31, 2016, we presented 36 performances of "The Speakeasy" before an audience of 7,495 people. The company incurred a net loss from operations of $19,137 on revenue of $762,763, and in addition expended $1,146,258 on start-up activities with no corresponding revenue. The total loss for the year was $1,165,395.

During 2015, we incurred a net loss of $58,561. From inception to December 31, 2016, the company incurred a total loss of $1,223,956. During that period, we received a total of $1,535,956 in capital contributions, and had positive net equity of $311,669 at the end of 2016.

phase of the company venue; performed and and was our initial year of operation, and no year-on-year comparisons are available. During the period, we received no revenue and incurred expenses of $57,247. The top three expense categories were producer fees ($22,500), hospitality ($6,886), and supplies and equipment ($5,990). There were no unusual or infrequent events or transactions that had material effect on our operating results during 2015.

Previous Fundraising

The Company has previously raised funds through a variety of equity offerings and loans, as follows:

1. On May 1, 2015, the Company opened "Series A," a private placement offering in accordance with SEC Regulation D Section 505. The Series A unit price was $30,000, and each Series A unit entitles its owner to receive one percent (1%) of net profits, among other benefits. Thirty-nine (39) investors participated in Series A, and the total capital raised was $1,020,000, equal to 34% of total equity in the Company. Series A closed on May 15, 2016.

2. On May 16, 2016, the Company opened "Series B," an equity crowdfunding campaign on the WeFunder platform, offered in accordance with SEC Regulation CF. The Series B unit price was $5,000, and each Series B unit entitles its owner to receive one-tenth of one percent (0.1%) of net profits, among other benefits. Eighty-nine (89) investors participated in Series B, and the total capital raised was $459,351, equal to 9.74% of total equity in the Company. The fee paid to WeFunder was three percent (3%) of capital raised. Series B closed on August 17, 2016.

3. On July 28, 2016, one of the Managing Members personally provided the Company with a loan for $150,000, unsecured, at an interest rate of 7.5% and an indefinite loan term. Repayment of this loan will be made at the discretion of the Managing Members, but shall precede any distribution of profit to Investor Members or Managing Members.

4. On October 1, 2016, certain employment agreements resulted in the vesting of employee equity awards in lieu of other compensation. The total monetary value of these awards-in-lieu was $19,700 equal to 0.4833% of equity.

5. On October 1, 2016, the Company opened "Series C," a private placement offering in accordance with SEC Regulation D Section 506(c). The Series C unit price is $50,000, and each Series A unit entitles its owner to receive one percent (1%) of net profits, among other benefits. This is offering is limited to raising no more than $300,000 and issuing no more than six (6) units. As of April 1, 2017, no Series C units had been sold and no Series C capital contributions had been accepted.

Boxcar Theatre has secured an additional $465,000 for development of the Theater, including a generous tenant improvement allowance, a grant from the City and County of San Francisco, equipment financing arrangements, and other borrowings. Boxcar has also applied a portion of its retained earnings to the project budget.

Liquidity and Capital Resources

Our primary sources of ongoing liquidity are our current cash balance, additional capital contributions that we may raise under the current Series C equity offering, the proceeds of the current WeFunder debt offering, and cash flow arising from advance ticket sales and sales of food and beverage items during performances. There is no guarantee that we will receive any additional capital contributions from the Series C Units or from the current WeFunder debt offering. As of December 31, 2017, the Company's cash balances were $45,938.

Plan of Operations

Our plan of operations is to continue to produce, promote, operate and improve the Play for as long as it remains profitable to do so.

Off-Balance Sheet Arrangements

As of December 31, 2016, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Critical Accounting Policies

We have identified the following policies below as critical to our business and results of operations. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Accrued Expenses
The Company periodically accrues funds for future expenses, including marketing expenses, casting expenses, creative development expenses, production expenses, and "strike" (production wind-down) expenses. The effect of these accruals may be to reduce net profits at the same time that cash reserves are increasing. As of December 31, 2016, the Company had accrued no such expenses

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:

A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No

B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No

C. engaging in savings association or credit union activities? ☐ Yes ☑ No

ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No

ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No

iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No

ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.thespeakeasysf.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- Revenue Loan Agreement
- 2.5x Revenue Loan Agreement

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- David L. Gluck
- Geoffrey N. Libby
- Nicholas A. Olivero

Appendix E: Supporting Documents

Legal Primer

Free Contracts

Profile Guide

Launch Guide

Facebook

Instagram

Youtube

SF / Boston

INVEST IN THE SPEAKEASY

Critically-acclaimed San Francisco theater; over $1.9M in tickets already sold

We've created a totally unique immersive theatre experience that's part nightclub, part stage show, and part time-machine inside our authentically recreated Prohibition-era saloon. Grab a drink and follow the actors as they move through the many rooms of The Speakeasy, playing out 35 interlocking storylines. It's a real-life "choose your own adventure" with surprises around every corner.

David Gluck
PRODUCER & GENERAL MANAGER, THE SPEAKEASY


FOLLOW US FOR UPDATES
10 UPDATES 201 FOLLOWERS
SHARE
TWEET
216
investors
$217,936
raised of $200K-$500K goal
$100 min
by Wefunder Portal LLC
INVEST

Revenue Share

2% of revenues | **2X** investment amount

The Speakeasy will pay investors 2% of gross revenues until 100% of your principal is returned plus 100% on top.

EARLY BIRD BONUS: 2.5X REVENUE SHARING

Investors who fund the first $100,000 of this fundraise will receive 100% of their principal and an additional 150% on top.

INVESTOR PERKS

$500+	Free round of our killer cocktails for up to 4 guest the next time you visit
$1,000+	2-for-1 single-use coupon for tickets to "The Speakeasy"
$2,000+	Discount coupon for $20 applicable to any merchandise purchase
	1-year complimentary Club 1923 membership
$5,000+	Exclusive presale ticket access for all satellite events, including our killer New Year's Eve Party
	Additional 1-year complimentary Club 1923 membership
	Additional discount coupon for $30 applicable to any merchandise purchase
$15,000+	House Tickets available for purchase to sold-out performances, subject to availability; complimentary tickets to any performance released on 48 hrs notice, subject to availability; discounts at The Speakeasy bar: first round on the house (up to four guests), drink the rest of the night for half price (subject to service charge based on menu prices)
$30,000+	Free use of the Speakeasy venue for one of your private events, i.e., client appreciation party, engagement party, etc. (Labor and beverage service charged at cost.)
	Lifetime membership to Club 1923 with complimentary reserved cabaret seating and gaming chips every time you visit for (up to four guests)

OUR AMBITION

Already, we've sold more than $1.9 million in tickets, and more than 19,000 people have seen the show. We've been called "The Next Big Thing" in San Francisco and we want to take that experience global. We envision custom-built versions of The Speakeasy in cities all over the globe, with each production growing bigger and more exciting. We want to blow peoples' minds—give them an experience that defies the laws of physics, finance, and common sense.

KEY FACTS

- Profitable within four months of opening in September 2016
- Over $1.9 million in tickets sold, more than 19,000 people have already seen the show
- Featured more than 30 times in regional and national media, including radio, TV, online, and print
- Awarded highest rating by San Francisco Chronicle theatre critic, the equivalent of a 5-star review

DOCUMENTS

- Appendix_E1._Theater_Agmt__1_.pdf
- Appendix_E2._License.pdf
- Appendix_E3._Theater_Lease.pdf
- Appendix_E4._Debt_Agmt.pdf
- Appendix_E5._Related_Entities.pdf
- Exh_A._Operating_Agmt.pdf
- 036_Investor_Report_2017_Q1.pdf
- Video Transcript

thespeakeasysf.com *from San Francisco CA* ENTERTAINMENT FOOD ALCOHOL THEATER BARS & CLUBS

WHY I LIKE THE SPEAKEASY

VCs famously have their list of unicorns, which supposedly represent great investments. Boxcar Theatre is actually one of the few true unicorns because it represents a unique opportunity to create tremendous cultural value AND deliver great profit. I defy you to find another investment which is capable of creating soul-satisfying theater, impressive margins, and fantastic cocktails. This team has caught lightning in a bottle and I'm privileged to come along for the ride.



Mike Sela

INVESTOR, FORMER ENGINEERING DIRECTOR AT SURVEY MONKEY, CTO AT ATIPICA

THE BUZZ ABOUT THE SPEAKEASY

There's nothing like The Speakeasy in San Francisco or anywhere else today! The atmosphere the show manages to create is incredible; you really do feel transported back to the 20s. I've been very impressed with the cast and crew Nick and David have put together, and the business-side of the communication has been great as well.

Robert-Jan Huijsman

Investor in both productions of "The Speakeasy" and Software Engineer at Google

The Speakeasy is everything I love about San Francisco.

Jennifer Metz

The Bold-Italic

The Speakeasy Review - In San Francisco you can truly go back in time to experience the freewheeling cabaret era of the 1920's | Splash Magazines | Detroit

June 21, 2017

The Speakeasy San Francisco , is a theater experience like no other. You are taken back to the time of Flappers, and Cabarets, during Prohibition's height. Like a fly-on-

Travel: 'Turning on' to San Francisco's arts scene

May 21, 2017

SAN FRANCISCO - I missed the Summer of Love.I graduated from high school in 1967, five months after Timothy Leary called upon 30,000 young people gathered at Golden Gate Park to "turn on, tune in, drop out." That was in January.

Speakeasy turning the clock back to 1923 in SF

May 21, 2017

It may be 2017 for most of us, but every Friday and Saturday night a secret spot in the Bay Area turns the clock back to 1923. Dozens of actors and 250 audience members live out the story of a night during prohibition when alcohol was outlawed and illegal

Best Bars & Clubs - By sf-weekly-staff - SF Weekly

May 17, 2017

Best Place to Drink Before a Fillmore Concert The Social Study 1795 Geary Blvd., 415-292-7417 or thesocialstudysf.com The days of acid tests are over, which means the best you'll find by way of libations at the iconic Fillmore is a $14 plastic cup of

The Masks Come Off When You Enter 'The Speakeasy' - No Proscenium - Medium

April 12, 2017

The play is a triumph...

This Speakeasy Lets You Go Back to the '20s - and Choose Your Own Adventure

April 10, 2017

On a wet Friday night in San Francisco, I shelter under a store awning, searching for a woman with a yellow umbrella. "Where can I get a good cup of joe?" I say when I find her. Code word approved, she directs me to a shadowy man who slips my cellphone

Poets Respond to 'The Speakeasy', A Unique, Ghostly, And Totally Immersive Theatrical Experience

April 1, 2017

by Charles Kruger. "The Speakeasy" is a theatrical experience of such depth that it takes poetry to do it justice.

Say The Magic Word | Joie de Vivre

March 16, 2017

We wish we could tell you where the insanely popular new immersive play The Speakeasy is playing, but then we'd have to...no, we wouldn't have to kill you. But still, it's a secret, and we wouldn't spill the beans, even if we had them to spill.

Shh, Don't Tell: 'The Speakeasy' Returns to San Francisco

March 10, 2017

Turn down a dark alley in North Beach, say the right password to a man in a trench coat, and a secret world of dice games, blackjack and cabaret singers will appear.

The Speakeasy Review - Live Music, Strong Drinks, and Immersive Entertainment
February 5, 2017

The Speakeasy is truly a brilliant experience that should not be missed by any fans of immersive theater.

The Speakeasy in San Francisco - Nightlife | Frommer's
January 23, 2017

An extraordinary night out, The Speakeasy is both a time warp and a head trip.

Title III Crowdfunding For Real, Part II
January 17, 2017

"When we moved from private placement to crowdfunding, I thought it was going to be like going from retail to wholesale. "

A Voyeur's Playland
January 6, 2017

On the subterranean level of the supersecret North Beach address where Boxcar Theater is preparing to host The Speakeasy , the elaborate "immersive theater experience"-slash-cocktail lounge it's rebooting this winter, there's a wall of phones.

The Bay Area Reporter Online | Vintage immersive experience
January 5, 2017

The experience has a way of glowing with increasing brightness after the fact as the marvel of this implausible enterprise can be pondered and appreciated.

Drama Talk & Drinks: The Speakeasy – "appreciate where you are in the moment"
December 24, 2016

The Verdict: Absolutely a must see. We didn't think it was possible to like this show more than the first time we reviewed it, but this new space is amazing, the show is tighter and overall the experience is more impressive.

Review: 'The Speakeasy' (*****)
December 23, 2016

Looking for a spectacular last minute Christmas gift? Weren't able to win the lottery to buy tickets for "Hamilton?" Don't despair! Take the money you saved and invest in a ticket to "The Speakeasy."

'Speakeasy' hooch is several grades above bathtub gin
December 23, 2016

Cocktails aren't mere backdrop in "The Speakeasy." Instead, booze and the act of drinking it are at the absolute core of the show — both a theme in its narrative and an agent for audience immersion.

The secret's out; 'The Speakeasy' is delightful
December 23, 2016

"The Speakeasy" deserves to be a fixture in the Bay Area theater scene.

It's easy to see why The Speakeasy is the hottest ticket in town
December 21, 2016

This massive achievement is a must-see event...The acting is superb, the set historically accurate, the cabaret performers extraordinary.

'The Speakeasy' Remains An Unpredictable, Immersive Delight In Its New North Beach Digs
December 20, 2016

The first entry point for The Speakeasy is Jack Kerouac Alley, the narrow walking street between Vesuvio and City Lights Books named for an American writer who was himself born too late to have ever had to drink in secret during Prohibition.

Inside the City's Most Beloved Not-So-Secret Gin Joint
December 20, 2016

Calling all daddies and dames: The Speakeasy's immersive theater experience is the cat's meow.

"The Speakeasy" Gives You the Chance to Time-Travel to 1920s San Francisco - Then Choose Your Own...

December 19, 2016

It didn't really hit me just how perfect The Speakeasy 's reproduction of a 1920s cabaret was until I went to the bathroom about halfway through the show. I was expecting the men's room to be a temporary exit from the spot-on '20s decor that

A true-to-life visit to a Prohibition bar

December 11, 2016

I met the man in the blue hat at the appointed hour in an alley in North Beach, uttered the code phrase, got a map to a secret location nearby, entered through a dark doorway, descended a steep flight of stairs, checked my coat -- and found myself in a

Full-immersion 'Speakeasy' brings visitors to 1920s San Francisco

December 10, 2016

The proprietors of Boxcar Theatre's "The Speakeasy" are doing everything they possibly can to keep patrons coming to their underground hideaway in San Francisco. "There's so much to see," says producer David Gluck, who, along with producer-

'The Speakeasy' Now Immersing San Franciscans In The World Of 1923 | Hoodline

November 28, 2016

The Speakeasy is back-but in keeping with its name, it's still a little hard to find. The interactive theater experience is now hidden away in the deep, dark recesses of a basement at 644 Broadway, far away from the prying eyes of "decent," God-fearing



Taking a Time Machine to 1920's San Francisco

November 7, 2016

On the edges of Chinatown and North Beach there's a basement gin joint that takes a secret pass code to enter. Once past the fake door of the sham clock repair shop, you find yourself inside a gambling den and cabaret that's been filled to the brim with

The Top 10 FOMO Events in San Francisco - College Magazine

November 7, 2016

The Golden Gate Bridge is so basic. San Francisco's rich history and culture offers so much more than tourist attractions-and you get four years to explore it. From free bluegrass concerts to a beach full of corgis, San Francisco will never leave you stuck

It's hard to keep mum as 'The Speakeasy' reopens

August 22, 2016

Nick A. Olivero, the creative director of "The Speakeasy," has strong opinions about illuminated exit signs. [...] if you're creating an immersive theater experience set in a speakeasy in 1923, complete with a cabaret stage, gambling tables and multiple bars,

Honey Creme tops weekend events in San Francisco

May 20, 2016

Weekly entertainment roundup. "The Speakeasy" is profiled at time mark 1:11.

The Speakeasy Becomes First Theatre Project in U.S. to Offer Equity Crowdfunding

May 17, 2016

For The Speakeasy, the Crowdfunding Regulation campaign is the last piece of a fundraising effort that has generated a total of $2.4 million toward the $3 million project budget.

Immersive Theater Piece The Speakeasy Returns This Summer In Permanent North Beach Home

May 11, 2016

The plan is to keep the play running for the long term and banking that it will be a hit like it was in the Tenderloin two years ago...

Interactive Theater-Bar The Speakeasy to Permanently Return in North Beach Space

May 10, 2016

A lot of San Francisco bars might have a prohibition-era vibe, but none can claim to be quite as elaborate as the The Speakeasy, Boxcar Theatre's immersive theatrical experience.

How this 'Speakeasy' developed a new funding model for the arts

June 22, 2015

Now, the theater production is gearing up to recreate the experience long-term in North Beach. By doing so, it's flipping the typical arts-funding model on its head as theater and other arts organizations look to find new ways to support what they do.

Best of Culture 2014
May 22, 2014

7x7 Magazine's annual Best of SF showcases all you could ever hope to eat, drink, see, buy, know, and do in the city. Here is the Best of Culture.

Speakeasy - The Closest You'll Ever Come To Time Travel - Entertainment Designer
April 14, 2014

"On your left, there is a closet. Open the door and climb through the grandfather clock." This is just one of the ways that guests enter The Speakeasy in San Francisco, an immersive theater experience that takes visitors back to 1923 to drink, gamble, and

Distillations: All the Bar's a Stage at The Speakeasy
April 2, 2014

I am thrilled to say that The Speakeasy, and its 1923 Prohibition-era club, makes a strong case for being the best bar in San Francisco. The fact that it doesn't exist only adds to the allure.

The Speakeasy is Everything I Love About San Francisco
March 3, 2014

Buy your ticket now. Like right now.

SFist Reviews: 'The Speakeasy'
February 14, 2014

As immersive, progressive performance experiences go, you aren't going to find much that isn't fun and cool about the Boxcar Theatre's latest, highly ambitious offsite project, The Speakeasy .

Boxcar builds a Prohibition club in 'Speakeasy'
February 12, 2014

The experience is rich with possibility, and period attire is encouraged so it may not immediately be clear if the blonde siren or handsome rake at the next table is an actor or a ticket-holder.

5 Immersive Dinner Theater Spectaculars Around The United States
February 4, 2014

Once arrived, you get the full speakeasy experience, including a deceptive storefront entrance, secret password requests, cabaret performances and casino games. Plus, of course, old-timey cocktails.

Password, Please: Speakeasies Become Sets, the Audience Gets Involved
January 8, 2014

Boxcar Theatre's The Speak easy , which begins previews this weekend, sounds like the most zeitgeisty show of the season, and not just because it's set in a series of totally hip time periods.

SF/Arts: Prohibition Lives in New Boxcar Production
January 1, 2014

"The Speakeasy" is Boxcar Theatre's most ambitious endeavor yet; it is an immersive, historically precise, site-specific experience that is unique.

The Speakeasy is Immersive Theatre

More than 15,000 people have already experienced our one-of-a-kind show.

The curtain lifts the moment you step through our false-front business and enter our 1920's speakeasy, complete with illicit bar, crooked casino, and vaudeville cabaret. Enjoy killer cocktails, throw your chips down on a blackjack table, and soak it all in as the Prohibition Era unfolds around you.









Profitable After Just Four Months

"I was sitting on a fake antique couch, decked out in a suit and hat, as a group of moderately drunk women tried to figure out who around here was "real."
-SF Weekly

35+
actors

1,500+
page script

$1,500,000

worth of tickets sold in first eight months

Our 2014 Production Sold Out 75 Consecutive Shows

The first production proved our concept and was a runaway hit.

More than 8,300 people crammed into a tiny venue to see our 2014 show. But in June of 2015, our landlord kicked us out so a law firm could move in. But we were tenacious and found our current, 9,000sqft location and began crafting our current production that's bigger, better, and more unbelievable—using everything we learned in our first go-round.





Our first location in the Tenderloin district.

In 2014: Profitable in Just 14 Weeks

We recovered our startup cost and gave a 56% return to investors.

In the two months before we were forced to close the show, we were profitable enough to earn a return for our investors. That was a great day: sitting around the kitchen table stuffing envelopes with letters and checks for each of our investors, thanking them for their confidence and returning 100% of their money with another 56% on top.



$200K
$160K
$120K
$80K
$40K
0
May Revenue: $166,504
Profitable After 14 Weeks
January
February
March
April
May
Monthly Revenue 2014

24 weeks
Sold out

14 weeks
Until profitability

56%
Return to investors

Our New Show is Three Times Bigger

We've poured $2 million into buildout of our new 9,000 sqft venue.

Two bars, a circular cabaret, a casino complete with craps, blackjack and roulette, and a one-way mirror in the chorus girls' dressing room are some of the highlights of the show. It's impossible to experience everything in one visit – or even two or three – and the plan is to so dazzle audiences that they will return again and again.





Ready to Utilize Our Beautiful Space Every Day of the Week

Our greatest asset is the venue itself. People fall in love with the authentic detail and the secret pass-throughs, and imagine hosting their own events. But there are other assets as well. The characters, the costumes, the cocktail menu. And our brand reputation. So we are using these assets to create satellite programming, special events, and private events in the space.



Private Events

We just booked our first wedding, and we've hosted several birthday parties, and corporate events. There's even a bar mitzvah on the schedule.



Corporate Events

We've received lots of corporate leads through our ticket buyers. After they've seen the show, they start thinking about what a great place this is for a company party or a client entertainment event.



Satellite Programming

New programming ideas include Neo Vaudeville, Havana Nights, and Drag Brunch. Most of these can be produced with little investment by the company, and will bring new audiences through our doors.

Hear From the Critics

★ ★ ★ ★ ★ The San Francisco Chronicle Gave Us Its Highest Rating







"

Part of what makes The Speakeasy such a special event are the number of intricate layers revealed—about the storyline, the set, and your experience with both—as you go along. You're given passwords and strict instructions on staying mum over the course of the evening..."

- The Bold Italic

"

I spent a lot of time trying to find The Next Big Thing in theater. Boxcar Theatre's new production, The Speakeasy, is giving the S.F. theater scene some much-needed much ado...I am thrilled to say that The Speakeasy makes a strong case for being the best bar in San Francisco."

- SF Weekly

Hear From Our Fans

Our fans say it's an experience like no other and will come back for more.









"

The Speakeasy went above and beyond expectations, the actors were brilliant and the detail was impressive. No matter what, everyone will have a unique experience as the immersive play surrounds you and can shift and change. It's fun following the story line and comparing notes with your friends at the end."

- Hannah W.

"

The ambiance at The Speakeasy is incredible. You really feel like you've gone back in time. The full theatrical experience of the event is so hard to describe because every time you go, you'll have a different experience. I expect I'll be returning again and again. And I look forward to introducing all my friends to this amazing time warp."

- David A R.

Have a Look Behind the Curtain

The Speakeasy takes you back in time. Don't believe us? Take a peak below.



The Speakeasy Trailer

"Right this way, we've been expecting you."



The Speakeasy Chorus

"This show is unlike any show I've ever directed."

Invest, and Join the Show



Dear investors and theatre fanatics,

We're crowdfunding because so many of our fans – audience members, performers, even our banker and insurance agent! – were so in love with the first production that they wanted to help the new version thrive. This is so much more than an investment that you only connect with once a month when they email you a PDF statement.

This is an investment you can touch, you can sip, you can immerse yourself in, you can talk about and share with others. Check out our investor benefits. They're intended to make you feel like big deal every time you come to visit us – and you are!

David Gluck

MEET THE FOUNDERS



David Gluck

Producer & General Manager

General Manager of "Chicago" in the West End; Managing Director of San Francisco's Magic Theatre; producer of numerous independent commercial theatre projects; former President of Theatre Bay Area.



Nick Olivero

Producer & Creative Director

Co-Founder and Artistic Director of Boxcar Theatre; produced, directed, and designed more than 60 productions for Boxcar; Managing Director of Imagination Players; co-founder of Handful Players.



Geoffrey Libby

Producer & Operations Director

Veteran theatre perfomer, designer, and scenic builder with more than 15 years experience; professional bar manager and bartender.

AND THE REST OF THE TEAM



Lucy Tafler

Associate General Manager

Co-founder of San Francisco Neo-Futurists. Trained at London Academy of Music and Dramatic Arts. Independent theatre producer, working in London, Edinburgh, New York and Australia.



Megan Sada

Production Manager

Resident stage manager at American Conservatory Theatre and other major performing arts organizations



Taren Robinson

Service Manager

Experienced small business manager and passionate theatre lover



Megan Wicks

Social Media Manager

University of Florida graduate in marketing and theatre; plays the chanteuse Velma Louise Cole in the "The Speakeasy".



Dori Daniels

Box Office Manager

Seasoned box office professional and stage manager with experience at several of the largest Bay Area theatre companies.

RAISED $2,847,487 FROM 299+ INVESTORS

$1,020,000	$1,000,000	$150,000	$459,551	$217,936
May 2015	March 2016	July 2016	August 2016	In Progress
PRICED ROUND	LOAN	LOAN	PRICED ROUND	



Randy Kirk

Retired from government, started my own business, invested in Reg A start-ups, author of published book.



Shawn Leonard Waller

Former US Marine looking to diversify my future. Semper Fi



Tyler J Kuhn

I like waffles.



Brett Zane-Ulman



Rick And Lisa Ellis



Madalynn Priester

MORE INVESTORS

DETAILS

– COLLAPSE ALL

How are ticket sales?

Very good. As of April 30, we have sold more than $1.5 million in tickets, and have had more than 15,000 people attend the show. And attendance is growing. During 2016, paid attendance was 64% of capacity. For the first quarter of 2017, paid attendance was 76% of capacity. But there's room to grow even more. We've been performing 2-3 shows per week, but we can expand to four shows or even five as demand increases.

How do critics like the show?

The critics love us! The San Francisco Chronicle gave us its highest rating, the "Leaping Man," (equivalent to a 5-star review), and said "The Speakeasy deserves to be a fixture in the Bay Area theatre scene." The reviewer for the San Francisco Examiner said he was "as entertained and entranced, in this utterly immersive and beautifully realized experience, as I've ever been." San Francisco Magazine devoted a 2-page photo spread to the show, calling it "a voyeur's paradise." Online lifestyle magazine 7x7 reported: "Calling all daddies and dames: The Speakeasy's immersive theater experience is the cat's meow," and called our spot "the City's most beloved not-so-secret gin joint." Other critics used the phrases "absolutely not to be missed" and "a must-see event" and "the hottest ticket in town." It's an embarrassment of riches, really.

What other media attention are you getting?

The national public radio program "KQED Forum" interviewed two of our founders in a half-hour segment in March. The local ABC-TV affiliate just finished two days of taping for an upcoming feature segment. Our founders also did an interview for a Forbes online column. Frommer's gave us its highest rating in its online travel guide, and TripAdvisor named us "best in class" for entertainment in San Francisco. We were featured on a full 1-hour episode of the podcast "This Week In Startups." All in all, we've been featured more than 30 times in broadcast, online, and print journalism.

What's the buzz on social media?

It's pretty great. We've got more Instagram followers (1,030) than almost every other theatre in the Bay Area, with more than 200 posts of custom made or vintage content. Our Facebook rating is 4.9 stars with 164 reviews, including 155 5-star reviews; last month our Facebook posts reached over 44,000 people, and our company page has more than 3,800 likes. On Yelp, we have 139 reviews and a 4.5-star rating. TripAdvisor has ranked us #11 out of 93 listings in the "Concert and Shows" category for San Francisco, and TripAdvisor users have given us a 5-star rating with 64 reviews.

Is the company profitable yet?

Yes! We are very proud to report that we recorded a small operating profit for 2016, after just a few months of operations. Not a lot of start-ups can make this claim. We expect to report increased profits for the first quarter of 2017, based on increases in paid capacity (from 64% in 2016 to 76%) and in average revenue per ticket (from $104 to $117).

What are your prospects for growth?

We expect to see increases in tickets sold, total revenue, and profit throughout 2017 and beyond. During the first quarter of 2017, we averaged 2.33 performances per week. We have the capacity to perform the show as many as five times each week, and intend to expand the performance schedule as demand grows. Profits should increase as the schedule expands, due to the fixed cost / variable cost relationship. Our mission for 2017 is to increase demand and expand the schedule.

What are you doing to increase demand?

Number one, make the product as excellent as we can. There are still things to work on. Nick, our creative director, has never stopped refining the show itself, continuing to make the storytelling clearer and more compelling. But the show isn't the only thing that matters. The entire audience experience has to be excellent. Things like how long it takes to get through coat check, how long it takes to get the first drink into a customer's hand, and whether there are errors on the bar bill. We have to look at every aspect of service delivery. If we make sure that the entire evening is a seamless experience of excellence, positive word-of-mouth will spread like wildfire.

Number two, expand our marketing reach. Our early marketing efforts have focused on building a strong social media presence, and now we're increasing our investment in online and social advertising. To convert the increased online engagement into sales, we have launched a new website that is more informative and reduces friction in the purchase process. We expect that in the long term, half our sales will be to local residents, and half will be to tourists. To engage the visitor market, we have partnered with SF Travel (the local convention and visitors bureau), the local hotel concierge association, tour operators, and sightseeing bus operators. We've also launched our first outdoor advertising campaign, focused specifically on areas of the city frequented by tourists.

Can you make money on nights when you're not doing The Speakeasy?

Absolutely. We're looking at all the assets we've created, and re-packaging them into other products. Our greatest asset is the venue itself. People fall in love with the authentic detail and the secret pass-throughs, and imagine hosting their own events. But there are other assets as well. The characters, the costumes, the cocktail menu. And our brand reputation. So we are using these assets to create satellite programming, special events, and private events in the space.

Are companies hosting private events in your space?

Yes. This is a great revenue stream for us. We've gotten lot of corporate leads through our ticket buyers – after they've seen the show, they start thinking about what a great place this is for a company party, or a client entertainment event, or a team-building event. We're also working with the "destination management companies" that book the satellite events around the big San Francisco conventions, such as MacWorld Expo, Dreamforce, and Oracle World. The December holiday season is a great opportunity for us – last December, we hosted up to five company parties a week. Our WeFunder investors have also been great at steering company parties our way.

Do people rent the space for their own private spaces?

For sure. We just booked our first wedding, and we've hosted several birthday parties, and anniversary parties. There's even a bar mitzvah on the schedule.

How much money can you make from private events?

For large events (125-200 people), the total cost to the host is usually in the range of $25K-40K, and our margin is about 35%. We also do mid-sized events (50-125 people) in the $4K-18K range, and small events (25-50 people) in the $3,500-12,000 range, with similar margins. Most of our events include some form of Vaudeville entertainment, as well as casino-style gaming, our specialty cocktails, and catering, and the whole evening is just very unique and memorable.

How does satellite programming help you?

While we're building up to a five shows a week of "The Speakeasy," we're going to activate the venue at times when "The Speakeasy" isn't playing. This includes late Saturday night, Sunday afternoon, and mid-week evenings. The new programming ideas include A Night at the Palace, Neo Vaudeville, Havana Nights, and Drag Brunch. Most of these can be produced with very little investment by the company, and they will bring new audiences through our doors – who hopefully will become audiences for "The Speakeasy."

What is "A Night at the Palace"?

It's a more social-oriented version of "The Speakeasy." If you think of the original version as "Speakeasy: The Play," you could think of this version as "Speakeasy: The Party." Expect the full cabaret show, and familiar characters populating the rest of the space, but no meta-moments, and no heavy drama. We expect that it's going to be great for groups and special events, and equally as appealing as "The Speakeasy," but to a different audience.

What is "Neo Vaudeville"?

It's a late-night variety show in the Vaudeville tradition, but updated to reflect the contemporary fusion arts. You might see a beat-boxing flute player, a troupe of tribal-fusion belly dancers, aerial artists, stand-up comics, a tap-dancing kid, burlesque artists, contortionists, electronic looping cellists, and more.

What is “Havana Nights”?

It’s a reflection of the Cuban nightclub experience in the 1920s, with “son” musicians and dancers, island cuisine, and tropical cocktails created by our partner Pagan Idol, San Francisco’s most popular new tiki bar.

What is “Drag Brunch”?

You have to ask? We are refreshing another great San Francisco tradition, but geared for tourists as well as locals. You’ll enjoy a catered breakfast with adult beverages while a cast of outrageously costumed queens sing, lip-synch, and perform slapstick and sketch routines.

Where did the idea for The Speakeasy come from?

Nick came up with this concept back in 2006. Originally it was just going to be a one-night-only fundraising event for Boxcar Theatre, which is the theater company he co-founded. But as we developed the concept, it just kept getting bigger and bigger until it turned into a full-scale production with multiple rooms and dozens of characters. It's turned into this incredible imaginative sandbox: almost every day we think of new ways to make the audience lose their minds. Not all of these ideas are going to fit into the current production, some are going to have to wait for future iterations in future Speakeasies around the globe.

Are there similar experiences available?

There are other immersive theatre projects. People will compare us to “Tony and Tina’s Wedding” or “Sleep No More,” but really this is just like comparing “Rent” and “Oklahoma.” They’re both musicals, but that shared genre is where the comparisons stop.

How are you different?

In "Sleep No More" you are a complete bystander, totally outside the world of the play. In "Tony 'n Tina's," you're a part of their world, but the evening is mostly improvised- so there's no consistency in the experience. At "The Speakeasy," you are part of the world, you come dressed in period costume just like the actors, but the evening is fully scripted. There are moments of improvisation, and anyone who is willing can get drawn into the action. There’s an argument for the fun that comes from an interactive, improvised show. But the consistency that comes from 1,300-plus pages of script is what is going to make the show sustainable for many years.

Over the lifetime of this production, there might be 15 or 20 actors playing a single role. We put a lot of effort into making sure that each one will come in knowing exactly who that character is, what is his back-story, and how does every moment get played. We want to keep the heart of it constant, so the show you see today will be the show you see in 10 years. Think of it as controlled chaos.

Who’s your audience?

Because our show offers so many different ways to experience it, our demographic is huge. We’ve been attracting people from their 20s to their 80s, and they’re coming for different reasons. For someone who’s in their 70s or 80s, they might come to listen to the music that their parents used to play. Maybe they’re sitting in the Cabaret watching the Vaudeville show all night long.

Then you have the twenty-five year olds, and they’re running from room to room chasing a story, or maybe peeping through the two-way mirror in the dressing room because they want to see a hot chorus girl scene. Some people really get drawn in by the craps or blackjack tables. Some people approach it as a nightclub experience. There’s something for everyone.

What are some of the special ways for the audience to get involved?

There are levels on top of levels for the VIP experience. First of all, you have to come dressed appropriately, and if you don't have the wardrobe, we can take care of you. You will be able to go to our website and buy or rent a costume, and we'll deliver it to you at your home or office. A guy shows up dressed like a 1920s messenger boy, with a package wrapped in brown butcher paper and string, saying "Delivery here for Mr. Jones!" The experience begins days before you even come to the show.

Some of the costumes come with built-in characters, so you're guaranteed to be part of a scene. There's one for Sal's lawyer, and at a certain point, you'll get pulled into Sal's office, and he'll say to you, "You bring the contracts?" And you've got them, they're already tucked into the breast pocket of your suit. And then a whole scene plays out while you and Sal talk about the contracts. There's one where you get to be the mayor of San Francisco, Sunny Jim. You drink for free all night and everyone is excited to meet you. There's ten of these costumed characters every night.

We're also going to get our hands on some classic cars, Model A's or Model T's. In the upper-tier VIP packages, you get picked up in a Model A and driven to a fantastic meal in North Beach before the show.

And of course there's a VIP menu once you get to the show. Caviar, vintage wines. We're even going to try to get our hands on a bottle from 1923.

Tell us more about the one-on-one moments?

We call them our "Easter Eggs." There are thirty-five of them, one for each character in the show. An actor will single out an audience member and invite them into a hidden chamber for a private moment. That's all we're willing to reveal at this moment.

How did you finance the first production?

All in all we've raised about $3 million. About $1 million came from our Series A offering, a private placement. Thirty-eight investors put in an average of about $25,000 each. Last year, we did a Series B equity crowdfunding offering on WeFunder that raised $450,000 from around eighty people. On the debt side, we secured a $1 million loan from California Bank of Commerce, a really incredible group of people who just got excited about what we are doing. I don't think there's another bank on the planet that would make that kind of loan for a theatre project.

The rest we pulled together: $50,000 from the City of San Francisco to compensate us for our eviction, a $50,000 line of credit from Wells Fargo, $90,000 in equipment financing, a $150,000 loan from one of the Managing Members, and a $225,000 tenant improvement allowance from our landlord. Boxcar also contributed some of its retained earnings.

We are looking to raise another $500,000 to $700,000. In addition to this revenue share debt offering on WeFunder, we have also opened another private placement equity offering. We are calling it Series C and it is only open to accredited investors with a $25,000 minimum investment, and is being offered directly by the company.

If the show is already open, why are you still raising money?

Primarily to support the continued development of the show. Even though we are performing every weekend, and audiences are loving it, the show on stage now represents only 85-90% of Nick's full artistic vision. We still have directors, designers, and choreographers on staff, tinkering with moments and making improvements. We are still perfecting the scenic illusion. And working to smooth all the operational elements, including ticket purchase, check-in, food and beverage service, and costume rental. It is absolutely going to be worth it: that last ten percent is the "wow" factor, the thing that elevates the experience from something you politely describe to friends, to something that makes you grab your friend by the lapels and say, "I saw this incredible show last night! I'm taking you there next weekend!"

The funds currently being raised will also help shore up our balance sheet, by providing working capital and an operating reserve, reducing accounts payable, and replacing short term debt.

Do you see the audience for this show growing over time?

Absolutely. This thing is built for repeat business. The scenes are happening in six different rooms simultaneously, and then there are the one-on-one experiences tucked into hidden corners, and all kinds of other surprises. We even pull a small group of ladies into the women's bathroom at one point to do a private scene for them there. So there's no way to see everything in one or two visits, it's physically impossible. It would take six or seven trips back to get the sense that you've finally seen it all -- and even then, you haven't.

This is the kind of thing that locals are going to want to share with their out-of-town guests. Your friends come to visit, and you say, "Oh my god, we have this thing here called 'The Speakeasy', you have to go, and I haven't been for a year myself so I'll come with you!"

In the long run we see our audience as 50% local, 50% tourist. We'll be doing a lot of outreach to the tourist market, through traditional outlets like the concierges and the CVB, and also through social media. We already have a great relationship with AirBNB, people keep showing up at our Club 1923 events saying that AirBNB put us on their itinerary.

What are some of the perks you give to investors?

This investment is fundamentally different from almost any other investment you can make. This is an investment you can touch, you can drink, and it's a party. It's your party, in fact. And we treat you that way. The perks are all about enhancing your sense of exclusivity. You get access to tickets that no one else can get. You get upgrades and freebies. Flash your membership card at the bar, and they treat you like an owner. You're going to see us there. We get to know all the investors, they become part of the extended Speakeasy family. Last year we took a theatre trip to London, and a couple of the investors came along. The year before, we brought a handful of investors to New York, took in a couple of Broadway shows and partied like rock stars in a Times Square hotel penthouse.

Can you tell us about the venue for the new production?

It was built in 1984 as a single-screen, Chinese-language cinema but the last movie was shown there 12 years ago. When we first walked in, the whole place was intact -- popcorn machine on the concessions stand, projectors in the projector booth, and the last movie shown was still in the projector! It was like you could have flipped a switch and shown a movie that night. But what we saw were the bones for a fantastic theatrical venue. Two years later, after more than $2 million invested in renovations, you'd never recognize it as former movie theater.

The biggest piece of luck in this whole process was stumbling into this building and the building owners. Chris Wight and Jeff Lee are unbelievably creative, generous and experienced. They've been in the real estate game for something like thirty years each, and have done a lot of formula retail, strip malls in Stockton and that sort of thing. They were ready for something more creative. They attached themselves to us and our vision and said, "Yes, we want this in our building. What can we do to make it happen?"

The location is incredible. We're on Broadway, steps from the intersection of Columbus, on the border between San Francisco's Chinatown and North Beach neighborhoods. Columbus and Broadway has been the crossroads of history, culture, and entertainment in San Francisco for more than 100 years. This is where the Beat movement started. It was a hot-bed of filmmaking in the 1970s and 80s. Francis Ford Coppola's building is here. Back in the 1800s, this area was known as the Barbary Coast. We're around the corner from Beach Blanket Babylon, an only-in-San-Francisco theatrical phenomenon that has been running for more than 40 years. We hope to follow in their illustrious footsteps.

The anchor tenant in our building is called China Live, an incredibly designed Asian food-and-shopping experience. It's modeled on Eataly in New York. They're taking up three floors of the building. On the first floor you can get small plates of the best Asian street food from Shanghai to Hong Kong to Singapore. There's also a retail shop where you can buy Asian foodstuffs and cooking equipment. On the second floor, they're going to have two different cocktail lounges and a private-dining restaurant that only has eight exclusive tables. The third floor is going to have a banquet hall for special events. China Live is going to be a huge tourist draw itself, and we've been talking with them about all the different ways we can partner.

What are the future plans for your project?

We've got a ten-year lease with multiple options, so we've got our San Francisco venue locked down for 25 years.

But, we also want to scale up massively. We see Speakeasies in Chicago, New York, Toronto and London, maybe even places like Austin and Detroit, where tech startups are starting to concentrate. But we also want to extend the Speakeasy concept into retail and restaurants. If this show is a $3 million project, we could see Chicago being a $75 million, or even $100 million venture to build this crazy complex of barber shops, vintage clothing shops, hat shops, old-style diners, and vintage bars, all with secret entrances that lead into a massive immersive theatre environment, with underground escape tunnels that let you emerge blocks away. After that, we want our own Speakeasy cruise ship.

What am I buying as an investor in a “revenue share loan”?

Each year, we set aside 2% of gross revenue to pay back the investors in this revenue share loan. Gross revenue includes the production company's (Sam Lee Laundry LLC) share of ticket sales, food and beverage sales, event rentals, merchandise sales, and costume rentals. Boxcar Theatre also gets a share of these revenues, as described in the “Theatrical Production Agreement” which is available to review on our WeFunder profile page. The 2% share is distributed pro-rata to all the investors in the loan. This continues each year until investors have been repaid twice the amount of their original investment. At that point, the loan is considered fully repaid, and you are no longer an investor in the company.

Being a debtholder has some advantages over being an equityholder. Your return on investment (and return of investment) comes from gross revenues, rather than net profits. You also have priority over equityholders in the event of a bankruptcy (although this revenue share loan is subordinate to the $1,000,000 California Bank of Commerce loan and certain other debts). In the event that the business is wildly successful, and you get repaid your 2x investment sooner than expected, your annual ROI will increase dramatically.

Please note that the company's only activity is to produce the San Francisco production of The Speakeasy. It will not produce the play in any other cities and it does not own the underlying intellectual property. Repayment of your loan will only be made from revenue associated with the San Francisco production.
A separate company will be formed for each new production in other cities. This is typical in commercial theater, and we're following the same practice, because we're going to need liquid cash each time. Instead of diluting the original company every time, we'll just form a new company to raise additional capital.

This also gives us an opportunity to reach out to local investors in each new city, and develop our community of local supporters and fans. When the time comes, if you would like to make an additional investment in the continued growth of The Speakeasy, we'd be honored to have you along for the ride.

ASK A QUESTION

Type your question here...

ASK QUESTION

Eric Reiplinger Oct 24

Hello, hoping you can help me with the math here. Based on your monthly revenue chart that you posted above, let's say you earn $150K/mo, so $1.8M for the year. 2% of that gross revenue figure, or just $36K gets distributed to investors, correct? Thanks, and congratulations on your success.



David Gluck Producer & General Manager FOUNDER Nov 7

Hi Eric, the chart above shows the revenue for the first production of "The Speakeasy," which took place during 2014 at a much smaller venue. The current production is in a venue almost three times the square footage that holds an audience at least twice as large. Our current revenue projections are in the range of $3 million to $3.5 million per year, which means the annual payment on the revenue share debt would be $60,000 to $70,000.

Your ROI will depend on how much money we actually raise. The minimum offering amount is $200K, and the max is $550K. The 2% revenue share is distributed pro-rata regardless of the amount raised by the offering. So ... if we hit these revenue projections, the ROI at the minimum offering amount of $200K would be 30-35%; the ROI at the maximum offering amount of $550K would be 11-13%.

Finally, please keep in mind that our revenue projections are only guesses and you should not rely on them when you make your investment decision. We have no experience running this show in this venue and have no historical basis for projecting revenue and profitability. If we fall short of these revenue goals, the ROI could be substantially less than the figures I mentioned above.

LIKE

Kelly Doran Jun 29

I enjoyed my first visit recently. I work for a large fire department and have been conditioned to be aware of my surroundings. I have concerns about possible lawsuits related to catastrophic incidences such as fire, (not that there was any evident reason to be concerned of such). I considered the layout of the Speakeasy and tried to pay attention to exits in the event of an emergency. Although I noticed several being clearly marked, the Speakeasy still has a labyrinth feel to it which could cause mass confusion in the event of an emergency. Does the structure have sprinklers that activate in the event of a fire? How about smoke detectors and an alert system? Also having independent contractors as employees negates their responsibility of being trained to help with evacuation in the event of an emergency, is there an emergency plan in place and if so, how is it regulated? My final question is, what other businesses operate in the same building and do you know how they are protected? Naturally, my investment runs normal inherent risks, however I would like be able to gauge the totality of my risk. Thank you for your time and I am excited at the opportunity to help the SF Speakeasy grow.



David Gluck Producer & General Manager FOUNDER Jun 30

Kelly, public safety is one of our most important concerns. Like most denizens of the Bay Area, we were appalled by the recent loss of life to fires in Oakland. We would never risk the safety of our audience or staff members for the sake of business profits, or for any other reason.

The good news is that The Speakeasy is one of the safest places to be in the event of a catastrophe. The building was originally constructed in 1984 and conforms to modern seismic standards. It is designated as a 'Class A' building, which means it is built from non-flammable materials, primarily concrete and steel. Our renovation of the lower level last year also conforms to 'Class A' standards, and we took great pains to ensure that every element is properly fire-rated. One of the particular challenges was the curved walls in the cabaret; our architect was unable to identify UL fire standards for curving sheetrock, so we undertook the added expense of constructing the load-bearing curved walls with fire-rated plaster compound.

The Speakeasy was approved for public assembly by the San Francisco Fire Department in July, 2016, and includes all necessary life-safety systems, including:

-- Smoke detectors in all rooms
-- Fire sprinklers in all rooms
-- Seventeen lighted emergency exit signs
-- Visual and auditory alert systems in all rooms
-- Emergency lighting in all rooms, with battery backups
-- Fire extinguishers, exceeding the number required by SFFD
-- Crash bars on all exit doors
-- Automated fire curtain at elevator shaft
-- Fire-retardant treatment on all stage curtains

Our public assembly permit allows occupancy of 350 persons, and we have never had an audience larger than 250. We consider 240 a "sell-out" and have occasionally oversold by a handful of tickets, but never more than 250. There should be no concern about exceeding our rated occupancy.

We have created a detailed evacuation plan to help audience members navigate the Speakeasy's corridors in the event of an emergency. This evacuation plan is included in our employee handbook, and we conduct live practice drills on a quarterly basis. The employees with responsibility to assist with evacuation include floor managers, security staff, and stage managers.

The Speakeasy does not have a kitchen, and there are no ovens, fryers, or other heat-producing devices on the premises. Most of our lighting instruments are LED-based and generate very little heat. The entire electrical system is less than a year old, and fully code-conforming. Smoking is prohibited. There are no other obvious risks for combustion.

On the question of employee responsibility, please note that it is only the performers and musicians who are paid as independent contractors. All professional staff, managers, ushers, security, and service staff are regular payroll employees and bear the usual responsibility for public safety in the event of an emergency.

On the question of liability, please note that we carry $5 million in general commercial liability insurance coverage. In addition, investors are shielded from personal liability by the company's LLC status and by provisions in the operating agreement.

Other businesses in the building include offices, restaurants and bars. I do not have specific details regarding the protective measures taken by these businesses, but I can tell you that the interior improvements have all been completed in the last 1-2 years, and so would be subject to all the same building code requirements as our renovation. I am confident that we can presume that all businesses in the building are fully equipped with fire-prevention and life-safety systems. There are no "legacy" business in this building, and nothing that would have been grandfathered in prior to current building codes.

Lastly, I would mention that the WeFunder platform gives company founders the option to "Ignore" or "Delete" user questions, and I have to confess that I considered both of those options with regard to your post. Raising the spectre of disaster and catastrophic loss of life would certainly seem to undermine our fundraising mission here. But we are actually very proud of our company practices regarding public safety, and I don't mind talking about them. Transparency breeds trust. We take our responsibilities very seriously: not only our responsibilities to investors, but our responsibilities to employees, customers, and everyone else who walks through our doors.

Kelly, I hope these comments have eased your concerns, and that you do in fact join us as an investor!

RISKS SPECIFIC TO THE SPEAKEASY

1. Theatrical production is a high-risk industry and ticket sales are very difficult to predict.

The majority of Broadway and off-Broadway commercial theatre productions fail to recoup their production costs. Of the ones that do, many do not realize significant profits. Commercial theatre projects outside of New York are comparably risky. There is no assurance that the Play will be an economic success, even if the Play receives critical acclaim. The success of any previous production of the Play in no way predicts that any subsequent production of the Play will experience similar success. Many factors beyond artistic merit contribute to the success or... READ MORE

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

The Speakeasy is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$100 min INVEST

Can I change my mind and get a refund?
How is Wefunder compensated?
Have another question?